Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

National Beverage Selects
Dec. 27 Payment Date
For Special Cash Dividend

FT. LAUDERDALE, FL, December 20, 2012 . . . National Beverage Corp. (NASDAQ:  FIZZ) has chosen the payment date of December 27, 2012 for the previously announced special cash dividend.  The Company is paying $2.55 per share to holders of record as of December 7, 2012.

“Our Board is comprised of good men, whose wealth of experience as businessmen and citizens of this great America . . . considered our Team, our suppliers, our friends and our shareholders – with the selection of this payment date,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“Each and every one that is blessed to be a part of this nation AMERICA – should make a supreme effort this Giving Season to perfect the joy of giving.  Care enough to encourage with . . . Genuine Kindness – wrap it with a smile and plenty of Courage – and make the ribbons out of Love!” expressed Caporella.

“We, fortunate enough to be called Americans, must profoundly engage to ‘lighten’ her heart – ‘ignite’ her torch – and ‘soothe’ her soul, giving evil and stress . . . the final eviction notice!  That should be our ultimate gift of choice this Christmas and forever – All of Us!” concluded Caporella.

National Beverage’s iconic brands are the genuine essence . . . of America.  Our company is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer.  St. Nick’s® – Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.